EXHIBIT 4.3

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THIS NOTE MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS, OR (B) THE TRANSFEROR PROVIDES THE BORROWER WITH REASONABLE ASSURANCES AND CUSTOMARY REPRESENTATIONS THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS.
FOR PURPOSES OF SECTION 1273 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), THIS NOTE HAS ORIGINAL ISSUE DISCOUNT. PURCHASER MAY OBTAIN INFORMATION REGARDING THE AMOUNT OF ANY ORIGINAL ISSUE DISCOUNT, THE ISSUE PRICE, THE ISSUE DATE AND THE YIELD TO MATURITY OF THE NOTES AND THE ALLOCATION OF THE PURCHASE PRICE BETWEEN THE WARRANTS AND THE NOTES BY CONTACTING THE BORROWER AT 3 FORBES ROAD, LEXINGTON, MA 02421, ATTENTION: VICE PRESIDENT OF FINANCE, FACSIMILE: (781) 674-4200.
THIS NOTE AND THE RIGHTS AND OBLIGATIONS EVIDENCED HEREBY ARE SUBORDINATE IN THE MANNER AND TO THE EXTENT SET FORTH IN THAT CERTAIN SUBORDINATION AGREEMENT (THE “SUBORDINATION AGREEMENT”), DATED AS OF APRIL 15, 2013, AMONG SILICON VALLEY BANK, A CALIFORNIA CORPORATION, AND EACH OF THE PARTIES LISTED ON SCHEDULE 1 TO SUCH SUBORDINATION AGREEMENT, AS AMENDED FROM TIME TO TIME, TO CERTAIN SENIOR DEBT AS DESCRIBED IN SUCH SUBORDINATION AGREEMENT, AND EACH HOLDER OF THIS INSTRUMENT, BY ITS ACCEPTANCE HEREOF, SHALL BE BOUND BY THE PROVISIONS OF THE SUBORDINATION AGREEMENT.
FORM OF SENIOR SUBORDINATED NOTE
US$_________                                _____________, 2015
FOR VALUE RECEIVED, AGENUS INC., a Delaware corporation (the “Borrower”), hereby promises to pay to [insert name of Purchaser], a [insert type of entity] (“Purchaser”), the principal sum of US$[insert amount] or such lesser principal amount then outstanding, together with all accrued and unpaid interest thereon, on February 20, 2018. Interest on the principal amount of this Note shall accrue from and including the date hereof to and including the date such principal amount is paid, at the rate of 8.0% per annum, payable on the first day of each month in arrears, on the unpaid principal amount of this Note outstanding from time to time. Interest shall be computed on the basis of a 365-day year and the actual number of days elapsed.
This Note is one of the Senior Subordinated Notes issued pursuant to the Amended and Restated Note Purchase Agreement dated as of February 20, 2015 among the Borrower and the Purchasers party thereto, as amended (the “Note Purchase Agreement”). A copy of the Note Purchase Agreement may be examined upon reasonable notice during normal business hours at the offices of the Borrower. The Note Purchase Agreement contains terms governing the rights of the Purchaser of this Note, and all provisions of the Note Purchase Agreement are hereby incorporated herein in full by reference. To the extent that (i) the terms of this Note require the Borrower to obtain the consent or approval of the Purchasers or (ii) the Borrower seeks an amendment to or modification or waiver of any of the terms of this Note, such Approval shall be made by the Required Purchasers. Notwithstanding the foregoing, the Purchaser may, in its sole discretion, agree to any consent, approval, action, termination, amendment or waiver that solely effects the rights of the Purchaser under this Note. Any capitalized term used herein and not otherwise defined herein shall have the meaning assigned to it in the Note Purchase Agreement.
This Note shall be prepayable in whole or in part at any time without premium or penalty at the option of the Borrower.
Upon the commencement of any bankruptcy, composition, adjustment of debt, relief of debtors, involuntary dissolution, insolvency proceeding or involuntary liquidation or similar proceeding under the laws of any jurisdiction with respect to the Borrower, the unpaid principal amount hereof, shall become immediately due and payable.
No failure or delay on the part of the Purchaser in exercising any of its rights, powers or privileges hereunder shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The remedies provided herein are cumulative and are not exclusive of any remedies provided by law.
Neither the Borrower nor other parties hereafter becoming liable for payment of this Note shall ever be required to pay interest on this Note at a rate in excess of the maximum interest that may be lawfully charged under applicable law, and the provisions of this paragraph shall control over all provisions of this Note which may be in apparent conflict herewith. In the event that the Purchaser shall collect monies which are deemed to constitute interest which would increase the effective rate of this Note to a rate in excess of that permitted to be charged by applicable law, all such sums deemed to constitute interest in excess of the lawful rate shall, upon such determination, at the option of the Purchaser, be either immediately returned to the Borrower or credited against the principal balance of this Note then outstanding, in which event any and all penalties of any kind under applicable law as a result of such excess interest shall be applicable.
This Note shall be governed by and construed in accordance with the laws of the State of New York.
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IN WITNESS WHEREOF, the undersigned has executed this Note as of the date first written above.
AGENUS INC.
By:
Name:
Title:

[Senior Subordinated Note]